                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Plan, 2000 Stock Plan, 2000 Employee Stock Purchase Plan and 2000 Director Option Plan of CoSine Communications, Inc. of our report dated March 2, 2000 except for Note 11, as to which the date is September 25, 2000, with respect to the consolidated financial statements of CoSine Communications, Inc. for the year ended December 31, 1999 included in its Registration Statement (Form S-1 No. 333-35938) and related Prospectus dated September 25, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP


San Jose, California
March 1, 2001